Filed Pursuant to Rule 433

Registration Statement No. 333-140859

Supplementing the Preliminary Prospectus

Supplement dated August 4, 2009

(To Prospectus dated February 23, 2007)

$2,750,000,000

The Dow Chemical Company

$1,250,000,000 4.85% Notes Due 2012

$1,250,000,000 5.90% Notes Due 2015

$250,000,000 Floating Rate Notes Due 2011

Final Term Sheet

August 4, 2009

4.85% Notes Due 2012

Issuer:	The Dow Chemical Company

Title of Securities:	Senior Unsecured Notes

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	August 15, 2012

Trade Date:	August 4, 2009

Settlement Date (T+3):	August 7, 2009

Coupon (Interest Rate):	4.85% per annum

Price to Public (Issue Price):	99.985% of principal amount

Yield to Maturity:	4.855%

Benchmark Treasury:	UST 1.500% due July 15, 2012

Benchmark Treasury Price and Yield:	99-11; 1.730%

Spread to Benchmark Treasury:	3.125% (312.5 basis points)

Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2010.

Day Count Convention:	30/360

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.50% (50 basis points), plus (B) accrued interest to the redemption date.

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated August 4, 2009 relating to the Notes).

CUSIP Number:	260543 BZ 5

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	Blaylock Robert Van, LLC Loop Capital Group, LLC Utendahl Capital Group, LLC The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-140859)

Listing:	None

Long-term Debt Ratings:	Moody’s: Baa3 (Negative Outlook); S&P, BBB- (Negative Outlook); Fitch: BBB (Negative Outlook)

5.90% Notes Due 2015

Issuer:	The Dow Chemical Company

Title of Securities:	Senior Unsecured Notes

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	February 15, 2015

Trade Date:	August 4, 2009

Settlement Date (T+3):	August 7, 2009

Coupon (Interest Rate):	5.90% per annum

Price to Public (Issue Price):	99.793% of principal amount

Yield to Maturity:	5.944%

Benchmark Treasury:	UST 2.625% Notes due July 31, 2014

Benchmark Treasury Price and Yield:	99-21 3/4; 2.694%

Spread to Benchmark Treasury:	3.25% (325 basis points)

Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2010.

Day Count Convention:	30/360

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.50% (50 basis points), plus (B) accrued interest to the redemption date.

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated August 4, 2009 relating to the Notes).

CUSIP Number:	260543 CA 9

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	Blaylock Robert Van, LLC Loop Capital Group, LLC Utendahl Capital Group, LLC The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-140859)

Listing:	None

Long-term Debt Ratings:	Moody’s: Baa3 (Negative Outlook); S&P: BBB- (Negative Outlook); Fitch: BBB (Negative Outlook)

Floating Rate Notes Due 2011

Issuer:	The Dow Chemical Company

Title of Securities:	Senior Unsecured Notes

Aggregate Principal Amount Offered:	$250,000,000

Maturity Date:	August 8, 2011

Trade Date:	August 4, 2009

Settlement Date (T+3):	August 7, 2009

Price to Public (Issue Price):	100.000% of principal amount

Yield to Maturity:	Three-Month LIBOR +225 bps

Reference Benchmark:	Three-Month LIBOR

Spread to Benchmark:	225 bps

Interest Payment Dates:	Quarterly on February 8, May 8, August 8 and November 8, beginning on November 8, 2009.

Interest Reset Dates:	Quarterly February 8, May 8, August 8 and November 8, beginning on November 8, 2009; provided that if any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding business day

Initial Interest Rate:	Three-month LIBOR, determined as of two London business days prior to the settlement date, plus 2.25% per annum

Interest Reset Periods:	The “initial interest period” will be the period from and including the settlement date to but excluding the first interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date.

Interest Rate Determination:

The interest rate applicable to each interest reset period commencing on the related interest reset date, or the settlement date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the settlement date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Bloomberg Page BBAM1 (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Bloomberg Page BBAM1” means the display designated on page “BBAM1” on the Bloomberg Service (or such other page as may replace the BBAM1 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Bloomberg Page BBAM1, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Bloomberg Page BBAM1 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

Business Day:	With respect to the notes, a “business day” means (i) any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (ii) and that is also a “London business day,” which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Day Count Convention:	Actual/360

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A., or its successor appointed by the company

Optional Redemption:	None

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated August 4, 2009 relating to the Notes).

CUSIP Number:	260543 CB 7

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	Blaylock Robert Van, LLC Loop Capital Group, LLC Utendahl Capital Group, LLC The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-140859)

Listing:	None

Long-term Debt Ratings:	Moody’s: Baa3 (Negative Outlook); S&P: BBB- (Negative Outlook); Fitch: BBB (Negative Outlook)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-877-858-5407, HSBC Securities (USA) Inc., toll-free at 1-866-811-8049 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.